EXHIBIT 10.6

NUI Corporation

___________________________________

First Amendment and Waiver

Dated as of February 20, 2003

to

Note Purchase Agreement

Dated as of August 20, 2001

___________________________________

Re: $5,000,000 6.60% Senior Notes, Series A,
due August 20, 2006

$15,000,000 6.884% Senior Notes, Series B,
due August 20, 2008

$7,000,000 6.884% Senior Notes, Series C,
due August 20, 2011

and

$33,000,000 7.29% Senior Notes, Series D,
due August 20, 2011

First Amendment and Waiver to Note Purchase Agreement

This First Amendment and Waiver dated as of February 20, 2003 (the or this "First Amendment") to the Note Purchase Agreement dated as of August 20, 2001 is among the undersigned, NUI Corporation, a New Jersey corporation (the "Company"), and each of the institutions which is a signatory to this First Amendment (collectively, the Noteholders").

Recitals:

            A.     The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of August 20, 2001 (the "Note Agreement").  The Company has heretofore issued (i) $5,000,000 aggregate principal amount of its 6.60% Senior Notes, Series A, due August 20, 2006 (the "Series A Notes"), (ii) $15,000,000 aggregate principal amount of its 6.884% Senior Notes, Series B, due August 20, 2008 (the "Series B Notes"), (iii) $7,000,000 aggregate principal amount of its 6.884% Senior Notes, Series C, due August 20, 2011 (the "Series C Notes")and(iv) $33,000,000aggregate principal amount of its 7.29% Senior Notes, Series D, due August 20, 2011 (the "Series D Notes", the Series A Notes, Series B Notes, Series C Notes and Series D Notes are hereinafter collectively referred to as the "Notes").

            B.     The Company and the Noteholders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

            C.     Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

            D.     All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.        Amendments.

          Section 1.1.     Amendment to Section 1.  Section 1 of the Note Agreement shall be and is hereby amended by (a) adding the phrase "; Adjusted Interest Rate" after the word "Notes" in the section heading of Section 1 of the Note Agreement and (b) adding the phrase "Section 1.1." before the first occurrence of the word "The" appearing in the first sentence of Section 1 of the Note Agreement.

          Section 1.2.     New Section 1.2.  The following shall be added as a new Section 1.2 to the Note Agreement:

            "Section 1.2.    Interest Rate Adjustments. Notwithstanding the express terms contained in this Agreement or the Notes in the respective forms attached as Exhibits 1‑A, 1‑B, 1‑C and 1‑D hereto, but subject to Section 9.10 hereof, on April 1, 2003 (a) the interest rate applicable to the Series A Notes shall increase from 6.60% to 7.10% and all references to the interest rates of 6.60% and 8.60% appearing in this Agreement and the Series A Notes shall be changed to 7.10% and 9.10%, respectively, (b) the interest rate applicable to the Series B Notes shall increase from 6.884% to 7.384% and all references to the interest rates of 6.884% and 8.884% appearing in this Agreement and the Series B Notes shall be changed to 7.384% and 9.384%, respectively, (c) the interest rate applicable to the Series C Notes shall increase from 6.884% to 7.384% and all references to the interest rates of 6.884% and 8.884% appearing in this Agreement and the Series C Notes shall be changed to 7.384% and 9.384%, respectively and (d) the interest rate applicable to the Series D Notes shall increase from 7.29% to 7.79% and all references to the interest rates of 7.29% and 9.29% appearing in this Agreement and the Series D Notes shall be changed to 7.79% and 9.79%, respectively. Subject to Section 9.10 hereof, such increases shall apply from April 1, 2003 to the respective maturity of each of the Notes.  The Company further agrees that it shall promptly take all other actions as shall be reasonably requested by any holder of the Notes to reflect such increase in the interest rate applicable to the Notes, including, without limitation, the issuance of new Notes reflecting the increased interest rates."

          Section 1.3.     Amendment to Section 7.1(b)(ii).  Section 7.1(b)(ii) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

             "(ii)      consolidated and consolidating statements of income of the Company and its Subsidiaries, and consolidated changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such Fiscal Year,"

          Section 1.4.     New Sections 9.9 and 9.10.  The following shall be added as new Sections 9.9 and 9.10 to the Note Agreement:

        "Section 9.9.     Subsidiary Guarantors.  Subject to Section  9.10 hereof, the Company will cause each Subsidiary (whether existing or newly acquired) that delivers a Guaranty, or otherwise becomes obligated in any manner (including, without limitation, as a co‑obligor with the Company) (each, a "Bank Guaranty"), to any holder of any Indebtedness of the Company outstanding under the Company Credit Agreement (or under any credit facility or other Indebtedness instrument replacing all or part of the Company Credit Agreement) (each such Subsidiary, a "Subsidiary Guarantor") to concurrently enter into a guaranty agreement, in form and substance satisfactory to the Required Holders (each, a "Subsidiary Note Guaranty"), pursuant to which such Subsidiary Guarantor shall guarantee the prompt payment when due (whether at maturity, by acceleration or otherwise) of the principal of all of the Notes and of the interest and the Make-Whole Amount, if any, thereon and the full and prompt performance and compliance by the Company with each of its other obligations under the Note Agreement and the Notes, and, concurrently therewith, the Company shall cause the lenders under such Company Credit Agreement to enter into an intercreditor agreement with the holders of the Notes in form and substance reasonably satisfactory to the lenders under such Company Credit Agreement and the Required Holders (the "Intercreditor Agreement") with respect to the obligations of such Subsidiary Guarantor to the Banks and the holders of the Notes providing for, inter alia, the pro rata sharing of any proceeds received by the lenders under such Company Credit Agreement or the holders of the Notes under any Bank Guaranty or Subsidiary Note Guaranty.  Within three Business Days after entering into the Subsidiary Note Guaranty and the Intercreditor Agreement, the Company shall deliver to each of the holders of the Notes the following items:

              (a)      an executed counterpart of such Subsidiary Note Guaranty;

              (b)      an executed counterpart of such Intercreditor Agreement;

              (c)      a certificate signed by the President, a Vice President or another authorized officer of such Subsidiary Guarantor making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Subsidiary Guarantor and the Subsidiary Note Guaranty, as applicable;

              (d)      such documents and evidence with respect to such Subsidiary Guarantor as any holder of the Notes may reasonably request in order to establish the existence and good standing of such Subsidiary Guarantor and the authorization of the transactions contemplated by the Subsidiary Note Guaranty; and

              (e)      an opinion of internal legal counsel to the Company to the effect that the Subsidiary Note Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary Guarantor enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        Section 9.10.     Effectiveness of Sections 1.2 and 9.9; Bank Consent.  (a) Sections 1.2 and 9.9 hereof shall only be and become effective on and after receipt by the Company of written consent from the Required Lenders (as defined in the Company Credit Agreement) or of the Agent (as defined in the Company Credit Agreement) with the written consent of the Required Lenders.

              (b)      On or before April 1, 2003, the Company shall (i) obtain the written consent of the Required Lenders (as defined in the Company Credit Agreement) or of the Agent (as defined in the Company Credit Agreement) with the written consent of the Required Lenders, to the provisions of Section 1.2 and 9.9 hereof, and shall send a copy of such written consent to each of the holders of the Notes, (ii) acknowledge in writing to each of the holders of the Notes that the written consent obtained under clause (i) of this Section 9.10(b) satisfies the requirements of Section 9.10(a) and, therefore, Sections 1.2 and 9.9 hereof are effective, and (iii) upon obtaining such written consent under clause (i) of this Section 9.10(b), comply with the terms of Section 9.9 hereof with respect to any Subsidiary that has previously delivered a Bank Guaranty."

          Section 1.5.     Amendment to Section 10.2.  Section 10.2 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

      "Section 10.2.     Fixed Charges Coverage Ratio.  The Company will not at any time permit, for any period of four consecutive Fiscal Quarters ending on or after September 30, 2002, the ratio of (a) the sum of (i) Consolidated Net Income for such period plus (ii) income taxes deducted in determining such Consolidated Net Income plus (iii) Consolidated Fixed Charges for such period; to (b) Consolidated Fixed Charges for such period to be less than 1.50 to 1.00."

          Section 1.6.     Amendment to Section 10.3.  Section 10.3 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

      "Section 10.3.     Leverage Ratio. The Company will not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization during any period specified below to exceed the ratio set forth opposite such period:

Period	Ratio
March 1 of each year to and including August 31 of such year:	0.65:1.00
September 1 of each year to and including February 28 (or 29, if applicable) of the following year:	0.70:1.00"

          Section 1.7.     Amendment to Section 10.4(a).  Section 10.4(a) of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

      "Section 10.4.     Restricted Payments.  (a) Except as hereinafter provided, the Company will not:

               (i)      Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company);

              (ii)      Directly or indirectly, or through any Subsidiary or Affiliate of the Company, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than (i) in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of shares of common stock of the Company or warrants, rights or options to purchase or acquire any shares of its common stock or (ii) any of the foregoing with respect to capital stock, warrants, rights or options issued to employees, directors or agents of the Company pursuant to a benefit or compensation plan or agreement of the Company); or

             (iii)      Make any other payment or distribution, either directly or indirectly or through any Subsidiary or Affiliate of the Company, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "Restricted Payments"), if at the time of such Restricted Payments and after giving effect thereto any Default or Event of Default shall have occurred and be continuing or the aggregate amount of all Restricted Payments made, paid or declared by the Company since the date of the Closing to and including the date of the making of the Restricted Payment in question would exceed the sum of (A) $20,000,000 plus (B) 100% of Consolidated Net Income for such period, beginning with the first Fiscal Year ending after the date of the Closing to and including the date of the making of the Restricted Payment in question, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).  The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof."

          Section 1.8.     Amendment to Clause (b) of Section 10.5.  Clause (b) of Section 10.5 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

            "(b)      (i) Investments of the Company and its Restricted Subsidiaries existing as of the date of the Closing and described on Schedule 10.5 hereto and (ii) any Bank Guaranties;"

          Section 1.9.     Amendment to Section 10.6.  Section 10.6 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

      "Section 10.6.     Guaranties.  The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty, except (a) Guaranties by the Company which constitute Guaranties of obligations incurred by any Restricted Subsidiary in compliance with the provisions of this Agreement and (b) any Bank Guaranties."

        Section 1.10.     Amendment to Section 10.7.  Section 10.7 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

      "Section 10.7.     No Restrictions on Dividends of Restricted Subsidiaries.  The Company will not, and will not permit any Restricted Subsidiary (including without limitation, Virginia Gas Company, Elizabethtown Gas Company and City Gas Company of Florida) to, enter into any agreement which would restrict any Restricted Subsidiary's ability or right to pay dividends to, or make advances to or Investments in, the Company, except for:

              (a)      this Agreement,

              (b)      any agreements as may be required pursuant to regulatory statutes, regulations or administrative orders,

              (c)      restrictions contained in the Company Credit Agreement, and any modification, amendment, renewal or replacement thereof, on the ability and right of Restricted Subsidiaries of the Company to make advances to or Investments in the Company, other than loans and advances by any Subsidiary Guarantor to the Company,

              (d)      restrictions contained in each of the NUI Utilities Credit Agreements, and any modification, amendment, renewal or replacement thereof, on the ability and right of NUI Utilities, Inc. to make advances to or Investments in the Company,

              (e)      restrictions contained in the Company Credit Agreement, and any modification, amendment, renewal or replacement thereof, on the ability and right of Restricted Subsidiaries of the Company to declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of equity interests of the Company or any such Restricted Subsidiary, or purchase, redeem or otherwise acquire for value (or permit any of such Restricted Subsidiaries to do so) any shares of any class of equity interests of the Company or any such Restricted Subsidiary or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (such declarations, payments, other distributions, purchases, redemptions, or other acquisitions being herein called "Subsidiary Restricted Distributions"), except that (i) NUI Utilities, Inc., Virginia Gas Company, Elizabethtown Gas Company and City Gas Company of Florida and any other Wholly-Owned Restricted Subsidiary of the Company shall be permitted to declare and pay dividends to the Company, and any other Restricted Subsidiary that is wholly owned by any other Restricted Subsidiary, shall be permitted to declare and pay dividends to such other Restricted Subsidiary, and (ii) NUI/Caritrade International shall be permitted to declare and pay ratable dividends to its shareholders provided that it is a Subsidiary at the time of such ratable dividend; provided, that (x) in the case of the Subsidiary Restricted Distributions under clause (ii) above, immediately after giving effect to such proposed Subsidiary Restricted Distributions, no Potential Default or Event of Default (each as defined in the Company Credit Agreement) would exist and (y) in the case of all Subsidiary Restricted Distributions, no such payment shall violate any Governmental Rule (as defined in the Company Credit Agreement), and

               (f)      restrictions contained in each of the NUI Utilities Credit Agreements, and any modification, amendment, renewal or replacement of either thereof, on the ability and right of NUI Utilities, Inc. to declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of equity interests of NUI Utilities, Inc., or purchase, redeem or otherwise acquire for value any shares of any class of equity interests of NUI Utilities, Inc. or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (such declarations, payments, other distributions, purchases, redemptions, or other acquisitions being herein called "Restricted Distributions"), provided that

               (i)      on and before February 11, 2004, NUI Utilities, Inc. shall be permitted to declare or pay cash dividends to the Company and purchase, redeem or otherwise acquire shares of its equity interests or warrants, rights or options to acquire for consideration of any such shares, so long as (1) the aggregate of such Restricted Distributions made, paid or declared since February 12, 2003 would not exceed the lesser of $100,000,000 or retained earnings of NUI Utilities Inc. on the date of such Restricted Distribution, (2) immediately after giving effect to any such proposed Restricted Distributions, no Potential Default or Event of Default (each as defined in the respective NUI Utilities Credit Agreement) would exist and (3) no such payment shall violate any Governmental Rule (as defined in the respective NUI Utilities Credit Agreements), and

              (ii)      after February 11, 2004, NUI Utilities, Inc. shall be permitted to declare or pay cash dividends to the Company and purchase, redeem or otherwise acquire shares of its equity interests or warrants, rights or options to acquire for consideration of any such shares, so long as (1) such Restricted Distributions made, paid or declared would not exceed retained earnings of NUI Utilities Inc. on the date of such Restricted Distribution, (2) immediately after giving effect to any such proposed Restricted Distributions, no Event of Default (each as defined in the respective NUI Utilities Credit Agreement) would exist and (3) no such payment shall violate any Governmental Rule (as defined in the respective NUI Utilities Credit Agreements)."

        Section 1.11.     Amendment to Section 10.9.  Section 10.9 of the Note Agreement shall be and is hereby amended by (a) deleting the word "and" appearing at the end of clause (h) thereof, (b) deleting the period appearing at the end of clause (i) thereof and replacing it with the phrase "; and", and (c) adding the following as a new clause (j) following clause (i) of such Section:

             "(j)      Liens securing Indebtedness of the Company and its Restricted Subsidiaries permitted by Section 10.10 incurred in connection with sale/leaseback transactions, provided that (i) such Liens shall be created substantially simultaneously with such sale/leaseback transaction, (ii) such Liens do not at any time encumber any property other than the property leased, and (iii) such Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased."

        Section 1.12.     Amendment to Section 10.10.  Section 10.10 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

    "Section 10.10.     Limitation on Sale and Leaseback.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person (other than the Company or any Restricted Subsidiary (other than Brokers)) providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person if such arrangement(s), individually or in the aggregate, involve(s) consideration exceeding $50,000,000."

        Section 1.13.     New Section 10.11.  The following shall be added as a new Section 10.11 to the Note Agreement:

    "Section 10.11.     Priority Indebtedness.  The Company will not at any time permit Priority Indebtedness to exceed the sum of (a) 40% of Consolidated Assets at such time, plus (b) solely with respect to Priority Indebtedness incurred by the Company and its Restricted Subsidiaries to make seasonal gas purchases, 10% of Consolidated Assets at such time, provided that there shall have been during the immediately preceding 12 months a period of at least 30 consecutive days on each of which there shall have been no Priority Indebtedness outstanding in excess of 40% of Consolidated Assets."

        Section 1.14.     Amendment to Section 11(c).    Clause (c) of Section 11 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

            "(c)      the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 9.10, 10.2, 10.3, 10.4, 10.6, 10.8, 10.9, 10.10 or 10.11; or"

        Section 1.15.     Amendment to Section 11(f).     Clause (f) of Section 11 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

            "(f)(i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount exceeding $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount exceeding $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount exceeding $5,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness, or (iv) any Subsidiary Note Guaranty ceases to be binding on any Subsidiary Guarantor that is a party thereto, or is declared null and void, or the validity or enforceability thereof is contested by the Company or any Subsidiary Guarantor or any Subsidiary Guarantor denies it has any or further liability under any Subsidiary Note Guaranty to which it is a party; or"

        Section 1.16.     Amendment to Definitions.  The following defined terms as set forth in Schedule B to the Note Agreement are hereby amended and restated in their entirety to read as follows:

"Consolidated Fixed Charges" means for any period the sum of (a) Consolidated Interest Expense; (b) required amortization of Consolidated Total Indebtedness, determined on a Consolidated basis in accordance with GAAP, for the period involved and discount or premium relating to any such Consolidated Total Indebtedness for any period involved, whether expensed or capitalized; and (c) Consolidated Lease Expense, determined without duplication of items included in Consolidated Interest Expense, in each case of the Company and its Restricted Subsidiaries.

"Consolidated Net Income' shall mean for any period, net income of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, without giving effect to (a) the one-time non-recurring losses recognized by the Company on or prior to September 30, 2002 in connection with the discontinuance of TIC's operations pursuant to Statement of Financial Accounting Standard No. 144, (b) the one-time non-cash goodwill impairment loss in an amount of $32,900,000 (or $21,400,000 net of income taxes of $11,500,000) recognized by the Company (in the Fiscal Quarter ending December 31, 2001) relating to its Subsidiary, TIC, pursuant to Statement of Financial Accounting Standard No. 142, or (c) any non-cash gain, any non-cash loss, or any reversals or adjustments to, or failure to recognize, revenue due to changes in applicable U.S. accounting rules and regulations in each case to the extent reasonably acceptable to the Required Holders, including, without limitation, due to the implementation, effective as of October 25, 2002, of EITF 02-03 ("Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities"), the effects of which EITF implementation are hereby deemed acceptable to the Required Holders.

"Consolidated Total Capitalization" means, as of any date of determination, the sum of (a) Consolidated Total Indebtedness plus (b) Consolidated Net Worth.

"Indebtedness" as applied to any Person means, without duplication, all liabilities of such Person for borrowed money (other than trade accounts payable arising in the ordinary course of business consistent with past practices), direct or contingent, whether evidenced by a bond, note, debenture or otherwise, all preferred equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time during the period ending one year after the final maturity of the Notes, and all obligations and liabilities in the nature of a capitalized lease obligation, deferred purchase price arrangement (other than trade accounts payable in the ordinary course of business consistent with past practices), title retention device, letter of credit obligation, Reimbursement Obligation, Hedging Obligation, reimbursement agreement, Guaranty, obligations relating to securitization transactions, synthetic lease transactions and sale-leaseback transactions.

"Person" means any individual, partnership, corporation, trust, joint venture, banking association, unincorporated organization or any other entity or enterprise or government or department or agency thereof.

        Section 1.17.     Deletion of Certain Definitions.  Schedule B to the Note Agreement is hereby amended by deleting the definitions of "Capital Leases", "Capital Lease Obligations", "Interest Charges" and "Lease Rentals" contained in Schedule B to the Note Agreement.

        Section 1.18.     Additional Definitions.  The following shall be added as new definitions in alphabetical order to Schedule B to the Note Agreement:

"Bank Guaranty" is defined in Section 9.9.

"Company Credit Amendment" means the Credit Agreement dated as of February 12, 2003 among the Company, the financial institutions party thereto, as the Lenders thereunder, Fleet National Bank, as the Administrative Agent and Swingline Lender, Citizens Bank of Massachusetts and CIBC Inc., as Co‑Syndication Agents, and PNC Bank, National Association, as Documentation Agent.

"Consolidated" means, as to any two or more Persons, the consolidation of the accounts of such Persons in accordance with GAAP.

"Consolidated Assets" means, at any time, the total assets of the Company and its Restricted Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.

"Consolidated Interest Expense" means for any period the amount of interest expense, both expensed and capitalized, of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of their Indebtedness, determined on a Consolidated basis in accordance with GAAP.

"Consolidated Lease Expense" means for any period, the aggregate amount of fixed and contingent rentals payable by the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, for such period with respect to leases of real and personal property.

"Consolidated Total Indebtedness" means all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, consistently applied.

"Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

"Intercreditor Agreement" is defined in Section 9.9.

"NUI Utilities Credit Agreements" means (a) the Credit Agreement dated as of February 12, 2003 among NUI Utilities, Inc., the financial institutions party thereto, as the Lenders thereunder, Fleet National Bank, as Administrative Agent and Swingline Lender, Citizens Bank of Massachusetts and CIBC Inc., as Co-Syndication Agents, and PNC Bank, National Association, as Documentation Agent, and (b) the Credit Agreement dated as of February 12, 2003 among NUI Utilities, Inc., the financial institutions party thereto, as the Lenders thereunder, Fleet National Bank, as Agent, and Fleet Securities, Inc., as Arranger.

"Priority Indebtedness" means the sum of (a) all Indebtedness of the Company secured by Liens, plus (b) all Indebtedness of Restricted Subsidiaries (except (i) Indebtedness held by the Company or any other Restricted Subsidiary, and (ii) Indebtedness of any Restricted Subsidiary to the lenders under the Company Credit Agreement, provided that, in accordance with the terms and conditions of Section 9.9 hereof, on and after April 1, 2003 (1) such Subsidiary Guarantor has guaranteed the Notes pursuant to a valid and enforceable Subsidiary Note Guaranty and (2) such lenders and the holders of the Notes have entered into a valid and enforceable Intercreditor Agreement with respect to the Indebtedness of such Restricted Subsidiary to such lenders and such holders).

"Reimbursement Obligation" means the obligation of the Company under the Company Credit Agreement to reimburse the Issuing Bank (as defined in the Company Credit Agreement) for amounts drawn under letters of credit issued under the Company Credit Agreement.

"Subsidiary Guarantor" is defined in Section 9.9.

"Subsidiary Note Guaranty" is defined in Section 9.9.

"TIC" means T.I.C. Enterprises, L.L.C.

Section 2.        Representations and Warranties of the Company.

To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

              (a)      this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

              (b)      the Note Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

              (c)      the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its Certificate of Incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Company Credit Agreement and each of the NUI Utilities Credit Agreements, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2(c);

              (d)      as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

              (e)      all the representations and warranties contained in Section 5 of the Note Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

Section 3.        Conditions to Effectiveness of This First Amendment.

            This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

              (a)      executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 51% of the outstanding principal amount of the Notes, shall have been delivered to the Noteholders;

              (b)      the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

              (c)      the Company shall have paid all reasonable costs and expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this First Amendment, including, without limitation, the reasonable fees and expenses of Chapman and Cutler, special counsel to the Noteholders, which are reflected in statements of such counsel rendered on or prior to the effective date of this First Amendment;

              (d)      in consideration of the agreement of the Noteholders to amend the Note Agreement as set forth in Section 1, each Noteholder shall have received a fee equal to 0.50% of the unpaid principal amount of the Notes held by such Noteholder, whether or not such Noteholder shall have executed and delivered a counterpart to this First Amendment; and

              (e)      the Noteholders shall have received (i) the favorable opinion of internal legal counsel to the Company as to the matters set forth in Sections 2(a), 2(b) and 2(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders and (ii) the favorable opinion of White & Case LLP, special counsel to the Company, that this First Amendment and the Note Agreement, as amended by this First Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally (provided that in delivering such opinion, White & Case LLP may assume the enforceability of the Note Agreement).

Upon receipt of all of the foregoing, this First Amendment shall become effective.

Section 4.        Waivers.

Upon and by virtue of this First Amendment becoming effective as herein contemplated (a) all waivers of the Noteholders contained in the letter dated January 24, 2003 and attached as Exhibit A hereto shall remain effective through and including February 24, 2003 notwithstanding anything to the contrary contained in such letter, (b) the failure of the Company to deliver to the Noteholders statements of cash flows of the Company and its Subsidiaries solely for the fiscal quarters ended March 31, 2002 and June 30, 2002 (as opposed to the year-to-date cash flows for the periods ended on such dates (which have been delivered to the Noteholders)) as required by Section 7.1(a) of the Note Agreement which constitutes a Default under the Note Agreement shall be deemed to be waived by the Noteholders, and (c) the failure of the Company to deliver to the Noteholders on or before January 28, 2003 financial information for the Fiscal Year ended September 30, 2002 as required by Section 7.1(b) of the Note Agreement, which constitutes a Default under the Note Agreement, shall be deemed to be waived by the Noteholders, it being understood that the Company shall be required to deliver such financial information under this clause (c) to the Noteholders on or before March 15, 2003 and a failure to so deliver such financial information on or before such date shall be deemed a Default under Section 11(d) of the Note Agreement.  The Company understands and agrees that the waivers contained in this Section 4 pertain only to the Defaults herein described and to the extent so described and not to any other Default or Event of Default which may exist under, or any other matters arising in connection with, the Note Agreement or to any rights which the Noteholders have arising by virtue of any such other actions or matters.

Section 5.        Miscellaneous.

          Section 5.1.     Construction.  This First Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

          Section 5.2.     Notices.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

          Section 5.3.     Captions.  The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          Section 5.4.     Governing Law.  This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

          Section 5.5.     Counterparts.  The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

In Witness Whereof, the Company and the Noteholders have caused this First Amendment to be executed, all as of the day and the year first above-written.

NUI Corporation

By:/s/ CHARLES N. GARBER
       Treasurer

Accepted and Agreed to:

AIG Life Insurance Company

By:  AIG Global Investment Corp., investment advisor

By: /S/ VICTORIA Y. CHIN
            Vice President

SunAmerica Life Insurance Company

By:  AIG Global Investment Corp., investment advisor

By: /S/ VICTORIA Y. CHIN
           Vice President

United of Omaha Life Insurance Company

By: /S/ CURTIS R. CALDWELL
             Vice President

Pacific Life and Annuity Company

By:  /S/ BERNARD J. DOUGHERTY
             Assistant Vice President

By:  /S/ CATHY L. SCHWARTZ
              Assistant Secretary

Pacific Life Insurance company

By:  /S/ BERNARD J. DOUGHERTY
             Assistant Vice President

By:  /S/ CATHY L. SCHWARTZ
              Assistant Secretary

Nationwide Life Insurance Company of America (formerly Provident Mutual Life Insurance Company)

By:  /S/ MARK W. POEPPELMAN
              Vice President

EXHIBIT A

NUI Corporation

550 Route 202-206

Bedminster, New Jersey  07921-0760

Waiver

Re:                   Note Purchase Agreement, dated as of August 20, 2001

and

$5,000,000 6.60% Senior Notes, Series A,

due August 20, 2006,

$15,000,000 6.884% Senior Notes, Series B,

due August 20, 2008,

$7,000,000 6.884% Senior Notes, Series C,

due August 20, 2011,

and

$33,000,000 7.29% Senior Notes, Series D,

Due August 20, 2011

Dated as of
January 24, 2003

To the holders of the Notes listed
   on Schedule I attached hereto

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement, dated as of August 20, 2001 (as amended, supplemented or otherwise modified from time to time, the "Note Agreement"), pursuant to which NUI Corporation, a New Jersey corporation (the "Company"), has issued $5,000,000 aggregate principal amount of its 6.60% Senior Notes, Series A, due August 20, 2006; $15,000,000 aggregate principal amount of its 6.884% Senior Notes, Series B, due August 20, 2008; $7,000,000 aggregate principal amount of its 6.884% Senior Notes, Series C, due August 20, 2011; and $33,000,000 aggregate principal amount of its 7.29% Senior Notes, Series D, due August 20, 2011 (collectively, the "Notes").  You are hereinafter sometimes referred to as the "Noteholders."  Capitalized terms used herein and not otherwise defined shall have the meanings given thereto in the Note Agreement.

The Company requests that you waive certain provisions of the Note Agreement in the respects, but only in the respects, hereinafter set forth.

All requirements of law have been fully complied with and all other acts and things necessary to make this Waiver a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, in consideration of the premises and other good and sufficient consideration, the Company agrees with each of you as follows:

Section 1.        Description of Defaults and Events of Default.

Defaults and Events of Default exist, and may exist on or prior to the Waiver Expiration Date, under certain provisions of the Note Agreement described below (the "Specified Defaults"):

          Section 1.1.     Fixed Charge Coverage Ratio; Restricted Payments.  As a result of (i) the Company's adoption of the Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" in the first quarter of the Fiscal Year ended September 30, 2002 and its resulting recognition of a non-cash goodwill impairment loss related to TIC Enterprises, LLC ("TIC"), a Subsidiary of the Company, in an amount of $32,900,000 (or $21,400,000 net of income taxes of $11,500,000) and (ii) the closure of certain business operations of TIC which caused the Company to record (under Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets,") a net loss for discontinued operations of $9,200,000 for the nine-month period ended June 30, 2002, from and after December 31, 2001, through and including the Waiver Expiration Date (as defined in Section 3.2), the Fixed Charge Coverage Ratio was and will be less than the Fixed Charged Coverage Ratio of 1.75 to 1 required under Section 10.2 of the Note Agreement.

          Section 1.2.     Limitation on Sale and Leaseback.  The Company has completed an $8,600,000 sale and leaseback of certain gas meters at its City Gas unit (a subsidiary of NUI Utilities, Inc.) at a cost of less than 5% per annum fixed interest rate for a term of 11 years.  Such sale and leaseback is prohibited under Section 10.10 of the Note Agreement and certain Liens entered into by the Company in connection therewith may be prohibited under Section 10.9 of the Note Agreement.

          Section 1.3.     Restrictions on Dividends of Restricted Subsidiaries.  The Credit Agreement dated as of December 19, 2001 (the "Company Credit Agreement") among the Company, the financial institutions party thereto, Fleet National Bank, as the Agent, PNC Bank, National Association, as the Syndication Agent, and First Union National Bank, as the Documentation Agent, and the Credit Agreement dated as of December 19, 2001 (the "NUI Utilities Credit Agreement") among NUI Utilities, Inc., the financial institutions party thereto, Fleet National Bank, as the Agent, PNC Bank, National Association, as the Syndication Agent, and First Union National Bank, as the Documentation Agent, contain restrictions on the ability and right of certain Restricted Subsidiaries of the Company (not including Virginia Gas Company, Elizabethtown Gas Company and City Gas Company of Florida) to pay dividends to the Company and restrictions on the ability and right of certain Restricted Subsidiaries of the Company to make advances to or Investments in the Company.  Such restrictions contained in the Company Credit Agreement and the NUI Utilities Credit Agreement are prohibited under Section 10.7 of the Note Agreement.

          Section 1.4.     Financial Information.  (a) The Company has delivered to each of the Noteholders quarterly consolidated year-to-date statements of cash flows of the Company and its Subsidiaries as of the end of the fiscal quarters ended March 31, 2002 and June 30, 2002, but has not delivered to the Noteholders statements of cash flows of the Company and its Subsidiaries solely for such fiscal quarters as required by Section 7.1(a) of the Note Agreement.

           (b)     The Company has indicated that the financial information for the Fiscal Year ended September 30, 2002 required to be delivered to the Noteholders under Section 7.1(b) of the Note Agreement will not be delivered on or before January 28, 2003, which would be a violation of Section 7.1(b).

Section 2.        Waiver.

Subject to the term and conditions herein set forth, the Noteholders hereby waive the Specified Defaults.

Section 3.        Conditions and Terms of and Limitations on Waiver.

          Section 3.1.     Effective Date of Waiver.  This Waiver shall be effective from and after the date on which the Company and the holders of at least 51% in aggregate principal amount of the Notes shall have executed this Waiver.

          Section 3.2.     Expiration of Waiver.  The parties hereto hereby agree that (a) this Waiver shall expire (the "Waiver Expiration Date") and be of no further force or effect on the first to occur of (i) February 24, 2003 and (ii) the occurrence of any Event of Default, other than the Specified Defaults herein described and waived hereby, and (b) absent a further waiver by the Noteholders or an amendment to the Note Agreement, on the Waiver Expiration Date the waiver contained herein shall terminate, the failure of the Company to be in compliance with Sections 7.1, 10.2, 10.7, 10.9 and 10.10 of the Note Agreement shall constitute a Default and each Noteholder may avail itself of any of the remedies provided in the Note Agreement.

          Section 3.3.     Effect of Waiver.  This Waiver shall not extend to or affect any obligation not expressly waived hereby and the failure of any Noteholder to exercise any right with respect to any Specified Default shall operate as a waiver only to the extent expressly set forth herein.  This Waiver shall not impair any right consequent to any Default or Event of Default (including, without limitation, those Specified Defaults referred to in Section 1 above) which shall exist and continue upon the expiration hereof.

Section 4.        Representation and Warranty of the Company.

To induce each Noteholder to execute and deliver this Waiver, the Company represents and warrants to each Noteholder that, as of the date hereof and after giving effect to this Waiver, no Default or Event of Default has occurred or is continuing.

Section 5.        Miscellaneous.

          Section 5.1.     Counterparts.  This Waiver may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one Waiver.

          Section 5.2.     Headings.  The headings of the sections of this Waiver are for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

          Section 5.3.     Governing Law.  This Waiver shall be governed by and construed in accordance with the laws of the State of New York.

          Section 5.4.     References to Note Agreements.  Any and all notices, requests, certificates and other instruments executed and delivered concurrently with or after the execution of the Waiver may refer to the Note Agreement without making specific reference to this Waiver, but nevertheless all such references shall be deemed to include this Waiver unless the context shall otherwise require.

          Section 5.5.     Ratification.  Except to the extent hereby modified, amended or waived, the Note Agreement is in all respects hereby ratified, confirmed and approved by the parties hereto.

In Witness Whereof, the parties hereto have caused this Waiver to be executed all as of the day and year first written above.

NUI Corporation

By:  /s/ CHARLES N. GARBER
                Vice President - Finance & Treasurer

Accepted as of the date first above written.

AIG Life Insurance Company

By:  /S/ VICTORIA Y. CHIN
                 Vice President

SunAmerica Life Insurance Company

By:  /S/ VICTORIA Y. CHIN
                 Vice President

United of Omaha Life Insurance Company

By:  /S/ CURTIS R. CALDWELL
                  Vice President

Pacific Life and Annuity Company

By:  /S/ ELAINE M. HAVEN
              Vice President

By:  /S/ CATHY L. SCHWARTZ
            Assistant Secretary

Pacific Life Insurance company

By:  /S/ ELAINE M. HAVENS
             Vice President

By:  /S/ CATHY L. SCHWARTZ
               Assistant Secretary

Nationwide Life Insurance Company of America (formerly Provident Mutual Life Insurance Company)

By:  /S/ THOMAS S. LEGGETT
             Associate Vice President